Exhibit 99.1

News Release

CONTACT:	Jim Eglseder (Investors)	FOR IMMEDIATE RELEASE
	(513) 534-8424	March 27, 2012
Laura Wehby (Investors)
(513) 534-7407
Debra DeCourcy, APR (Media)
(513) 534-4153

Fifth Third Bancorp Updates Estimated Impact to Fifth Third of

Vantiv, Inc. Initial Public Offering and Actions

Cincinnati – Fifth Third Bancorp (Nasdaq: FITB) today updated the following estimated effects to Fifth Third related to the recent actions of Vantiv, Inc. (NYSE: VNTV).

The underwriters of Vantiv Inc.’s previously announced initial public offering of common stock have exercised in full their option to purchase an additional 4,411,800 shares of Vantiv, Inc. Class A common stock at the public offering price of $17.00 per share. Vantiv, Inc., in turn, used a portion of the proceeds from this sale to purchase 2,086,064 Class B units of Vantiv Holding, LLC from Fifth Third. As a result of this purchase, an equivalent number of shares of Class B common stock of Vantiv, Inc. held by Fifth Third will be cancelled.

Fifth Third previously announced that it expected to recognize a pre-tax gain of approximately $95 million (approximately $60 million after-tax) during the first quarter of 2012 related to the Vantiv, Inc. initial public offering. The purchase pursuant to the option described above will result in an additional pre-tax gain of approximately $17 million (approximately $11 million after-tax) to Fifth Third in the first quarter of 2012.

These actions will reduce Fifth Third’s remaining economic interest to approximately 39 percent of Vantiv’s future earnings, which is accounted for under the equity method. Fifth Third continues to hold 83.9 million Class B units of Vantiv Holding, LLC which may be exchanged for Class A common stock of Vantiv, Inc. on a one-for-one basis, as well as a warrant that is exercisable and exchangeable into Vantiv, Inc. Class A common stock. These securities are subject to certain terms and restrictions.

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $117 billion in assets and operates 15 affiliates with 1,315 full-service Banking Centers, including 105 Bank Mart® locations open seven days a week inside select grocery stores and 2,407 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending and Investment Advisors. Following Vantiv Inc.’s initial public offering, Fifth Third will have an interest of approximately 39% in Vantiv Holding, LLC, formerly Fifth Third Processing Solutions, LLC. Fifth Third is among the largest money managers in the Midwest and, as of December 31, 2011, had $282 billion in assets under care, of which it managed $24 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.”

FORWARD-LOOKING STATEMENTS

This report contains statements about Fifth Third Bancorp (“Fifth Third”) that we believe are “forward-looking statements” within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to those described in this report as well as our other securities filings. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically the real estate market, either nationally or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) Fifth Third’s ability to maintain required capital levels and adequate sources of funding and liquidity; (7) maintaining capital requirements may limit Fifth Third’s operations and potential growth; (8) changes and trends in capital markets; (9) problems encountered by larger or similar financial institutions may adversely affect the banking industry and/or Fifth Third; (10) competitive pressures among depository institutions increase significantly; (11) effects of critical accounting policies and judgments; (12) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (“FASB”) or other regulatory agencies; (13) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”); (14) ability to maintain favorable ratings from rating agencies; (15) fluctuation of Fifth Third’s stock price; (16) ability to attract and retain key personnel; (17) ability to receive dividends from its subsidiaries; (18) potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (19) effects of accounting or financial results of one or more acquired entities; (20) difficulties from the separation of Vantiv Holding, LLC, formerly Fifth Third Processing Solutions, LLC, from Fifth Third; (21) loss of income from any sale or potential sale of businesses that could have an adverse effect on Fifth Third’s earnings and future growth; (22) ability to secure confidential information through the use of computer systems and telecommunications networks; and (23) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity.

You should refer to our periodic and current reports filed with the SEC for further information on other factors which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. Copies of those filings are available at no cost on the SEC’s Web site at www.sec.gov or on our Web site at www.53.com. We undertake no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this report.

#   #   #

2